Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CDI Corp.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333-112088, No. 333-123886 and No. 333-123888) and the registration statement on Form S-3 (No. 333-112752) of CDI Corp. of our reports dated March 6, 2007, with respect to the consolidated balance sheets of CDI Corp. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of CDI Corp.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards number 123 (R), “Share Based Payment,” and the related interpretations as of January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 6, 2007